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EXHIBIT 23.2

(Letterhead of Carlson, Pavlik and Drageset)

CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the registration statement on Form S-4 of PremierWest Bancorp of our report dated January 26, 2000, relating to the consolidated balance sheets of Timberline Bancshares, Inc. (a California corporation) and subsidiary as of December 31, 1999, 1998 and 1997, and the related statements of income, comprehensive income, changes in stockholders equity, and cash flows for the years then ended, which report appears in the December 31, 1999 annual report on Form 10-K SB of Timberline Bancshares, Inc.

/s/ CARLSON, PAVLIK AND DRAGESET Carlson, Pavlik and Dragest Certified Public Accountants, LLP Yreka, California January 3, 2001

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(Letterhead of Carlson, Pavlik and Drageset) CONSENT OF INDEPENDENT AUDITORS